Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-290231, 333-272550, and 333-267222) and Form S-8 (Nos. 333-286271, 333-278296 and 333-260561) of Humacyte, Inc. of our report dated March 27, 2026 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 27, 2026